Exhibit 99.1

Nkarta Reports First Quarter 2022 Financial Results and Corporate Highlights

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Positive preliminary data reported from NKX101 Phase 1 study in patients with relapsed / refractory AML; 3 of 5 patients treated with a 3-dose regimen of 1B or 1.5B CAR NK cells per dose achieved complete response with full hematologic recovery; MRD negativity in 2 of 3 complete responses
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Positive preliminary data reported from NKX019 Phase 1 study in patients with relapsed / refractory NHL; 5 of 6 patients treated with a 3-dose regimen of 1B CAR NK cells per dose achieved response and 3 of 6 achieved complete response; responses included DLBCL
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Encouraging safety profile for both NKX101 and NKX019, without the burdensome mix of side effects associated with CAR T cell approaches
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More than $400 million in cash and short-term investments following April 2022 $230 million public offering of common stock

SOUTH SAN FRANCISCO, Calif., May 12, 2022 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, today reported financial results for the first quarter ended March 31, 2022.

“Last month marked an exciting new chapter for Nkarta and the field of cell therapy as we announced positive preliminary data for our co-lead NK cell therapy candidates, NKX101 and NKX1019, validating our best-in-class allogeneic NK cell platform,” said Paul J. Hastings, President and CEO of Nkarta. “Independent clinical trials showed early evidence of powerful anti-tumor activity and beneficial safety profiles in patients with two distinct types of relapsed / refractory hematologic malignancies. Early signs of durability and deepening of responses with additional cycles of therapy were observed in both trials, including MRD negativity in patients with AML who received NKX101. Enrollment is underway at higher 3-dose monotherapy regimens of 1.5 billion cells per dose in both dose expansion studies, and Nkarta looks forward to presenting additional data later this year.”

NKX101 Clinical Update

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On April 25, 2022, Nkarta reported preliminary data from its Phase 1 study evaluating NKX101, an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses NK cells engineered to target NKG2D ligands on cancer cells, as a multi-dose, multi-cycle monotherapy in patients with relapsed / refractory (r/r) acute myeloid leukemia (AML) and higher-risk myelodysplastic syndrome (MDS). As of data cut-off on April 21, 2022, 21 patients had been enrolled and dosed.
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Three of five patients with heavily pre-treated AML treated at the higher dose level in a three-dose regimen achieved a complete response (60% CR) with hematologic recovery, with two of the three responses MRD (measurable residual disease) negative.
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NKX101 was generally well tolerated. No dose-limiting toxicities were observed. No cytokine release syndrome (CRS), graft-versus-host disease (GvHD), or immune effector cell-associated neurotoxicity syndrome (ICANS) was observed. The most common higher-grade adverse events were myelosuppression and infection, which are common in this patient population following lymphodepletion.

NKX019 Clinical Update

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On April 25, 2022, Nkarta reported preliminary data from its Phase 1 study evaluating NKX019, an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses NK cells engineered to target the B-cell antigen CD19, as a multi-dose, multi-cycle monotherapy in patients with r/r B-cell malignancies. As of data cut-off on April 21, 2022, 13 patients had been enrolled and dosed.
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Three of six patients treated at the higher dose level in a three-dose regimen showed a complete response (50% CR), including one patient with aggressive diffuse large B cell lymphoma (DLBCL) and one patient with mantle cell lymphoma (MCL).
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NKX019 was generally well tolerated. No dose-limiting toxicities were observed. No CRS, GvHD, or neurotoxicity (ICANS) was observed. The most common higher-grade adverse events were myelosuppression, which is common in this patient population following lymphodepletion.

Anticipated Clinical Milestones

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As previously announced, Nkarta plans to present additional clinical data in the second half of 2022 from its ongoing dose escalation clinical trials of NKX101 and NKX019. These data would include longer follow-up on previously reported responses as well as safety and activity data from patients being enrolled in the 3-dose monotherapy regimen of 1.5 billion CAR NK cells per dose.

Pipeline and Platform

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In April 2022, Nkarta presented preclinical data from its engineered NK cell platform in four posters at the annual meeting of the American Association for Cancer Research (AACR). The posters included data on the use of CRISPR/Cas9 genome editing to enhance the ability of NK cells to target CD70 antigen (jointly presented with CRISPR Therapeutics); analytical and translational methods to better understand patterns of response to CAR NK cells; analysis of surface antigen expression in preclinical models of multiple myeloma; and immune masking strategies for extending the persistence of allogeneic cell therapies.

Other Corporate Highlights

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In April 2022, Nkarta received approximately $215.5 million in net proceeds from a public offering of its common stock. This amount included the exercise in full by the underwriters of their option to purchase additional shares of common stock.
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In March 2022, Nkarta appointed Angela M. Thedinga, MBA, MPH to its Board of Directors. Ms. Thedinga, an experienced manufacturing technology executive, brings extensive operational expertise in supply chain and commercial-scale manufacturing operations.

First Quarter 2022 and Recent Financial Highlights

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Cash and Cash Equivalents: As of March 31, 2022, Nkarta had cash, cash equivalents, restricted cash, and short-term investments of $219.1 million. This amount does not include net proceeds of approximately $215.5 million from the public offering of common stock in April 2022.
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R&D Expenses: Research and development (R&D) expenses were $19.6 million for the first quarter of 2022. Non-cash stock-based compensation expense included in R&D expense was $1.9 million for the first quarter of 2022.
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G&A Expenses: General and administrative (G&A) expenses were $6.5 million for the first quarter of 2022. Non-cash stock-based compensation expense included in G&A expense was $2.2 million for the first quarter of 2022.
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Net Loss: Net loss was $26.0 million, or $0.79 per basic and diluted share, for the first quarter of 2022. This net loss includes non-cash charges of $6.7 million that consisted primarily of share-based compensation of $4.1 million.

Financial Guidance

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Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into 2025. This guidance reflects the proceeds received following the April 2022 public offering of common stock.

About NKX101
NKX101 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy donors. It is engineered with a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. NKX101 is also engineered with membrane-bound form of interleukin-15 (IL15) for greater persistence and activity without exogenous cytokine support. To learn more about the NKX101 clinical trial in adults with AML or MDS, please visit ClinicalTrials.gov.

About NKX019
NKX019 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed CAR for enhanced tumor cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal and malignant B cells, and it is a validated target for B cell cancer therapies. To learn more about the NKX019 clinical trial in adults with advanced B cell malignancies, please visit ClinicalTrials.gov.

About Nkarta
Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for cancer patients. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep anti-tumor activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would,” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s ability to continue to build and advance its pipeline of clinical and preclinical product candidates; the timing of release of additional NKX019 and NKX101 clinical trial data; the anti-tumor activity and safety profile of NKX019 and NKX101; the ability of Nkarta’s technology to augment the anti-tumor activity of NK cells and enable broad access; and Nkarta’s expected cash runway. Interim clinical data reported in this press release were reported on April 25, 2022, and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more data on existing patients become available.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its co-lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials, and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and risks relating to the impact on Nkarta’s business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 17, 2022, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Operating expenses
Research and development	$19,568	$13,539
General and administrative	6,530	5,942
Total operating expenses	26,098	19,481
Loss from operations	(26,098)	(19,481)
Other income (expense), net:
Interest income	112	110
Other expense, net	(1)	(2)
Total other income (expense), net	111	108
Net loss	$(25,987)	$(19,373)

Net loss per share, basic and diluted	$(0.79)	$(0.59)
Weighted average shares used to compute net loss per share, basic and diluted	32,992,582	32,739,610

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Cash, cash equivalents, restricted cash and short-term investments	$219,055	$240,186
Property and equipment, net	14,053	12,856
Operating lease right-of-use assets	65,469	11,678
Other assets	7,722	9,183
Total assets	$306,299	$273,903
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$8,348	$10,477
Operating lease liabilities	69,245	12,459
Total liabilities	77,593	22,936
Stockholders’ equity	228,706	250,967
Total liabilities and stockholders’ equity	$306,299	$273,903

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com